Exhibit 99.1
ANDRX CORPORATION REPORTS FINANCIAL RESULTS
FOR 2005 FOURTH QUARTER AND FULL YEAR
FORT LAUDERDALE, FLORIDA, March 16, 2006 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three months and year ended December 31, 2005 (the “2005 Quarter” and the “2005 Year”, respectively), which are discussed more extensively in Andrx’s annual report on Form 10-K for the year ended December 31, 2005 being filed today with the U.S. Securities and Exchange Commission (SEC). Andrx’s 2005 Form 10-K is available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).
On March 12, 2006, the Company entered into an agreement and plan of merger with Watson Pharmaceuticals, Inc. whereby each share of Andrx common stock outstanding immediately prior to the merger will be converted into $25.00 in cash. Consummation of the merger is subject to the satisfaction of certain customary closing conditions including, among others, (i) approval of the merger by Andrx’s stockholders, (ii) the expiration of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (iii) no material adverse effect, as defined.

(in thousands,	Three Months Ended		Year Ended
except per share amounts)	December 31,		December 31,
	2005	2004	2005	2004
Total revenues	$244,975	$290,647	$1,042,025	$1,145,824
Income before income taxes	$13,202	$21,632	$20,894	$94,062
Net income	$8,261	$20,752	$62,466	$65,659
Earnings per share
Basic	$0.11	$0.28	$0.85	$0.90
Diluted	$0.11	$0.28	$0.85	$0.89
Andrx Chief Executive Officer, Thomas P. Rice, said: “Our top priority during 2005 was the sustained improvement of our Quality and Manufacturing systems. We dedicated significant time and resources, through our employees and the assistance of consultants, to improve our pharmaceutical operations. We met with the FDA in December to discuss our current hold status and review our progress, at which time no further action was taken and the FDA informed us that they would conduct a re-inspection of our facility, which commenced in March 2006.”
“In our generics business, although we did not introduce any significant products in 2005, our focus on controlled-release products with a limited number of competitors has to some extent insulated this business unit from the price declines that are prevalent in the generic industry. In the face of an increasing number of low-cost providers, we have continued to concentrate our internal R&D efforts and investment primarily on utilizing our technologies for the development of primarily controlled-release products. We have also pursued additional agreements with third parties, such as our agreement with InvaGen Pharmaceuticals Inc., in an effort to gain access to additional generic products and active pharmaceutical ingredients at more competitive costs. We believe that these collaborations give us greater opportunities to commercialize more products and optimize the synergies of our distribution business,” Mr. Rice said.

“In the fourth quarter, Abbott Laboratories was granted a preliminary injunction pending a trial on the merits related to our FDA-approved generic version of Biaxin® XL, which resulted in a delay in the launch and a fourth quarter inventory charge of $5.6 million. We are appealing this decision. More recently, we were granted summary judgment for our generic version of Toprol-XL®, a product for which we believe we are entitled to 180 days of market exclusivity on the 50mg strength, which had U.S. sales of approximately $500 million for the trailing 12 months ended September 2005, based on IMS data. In the fourth quarter we announced a pending abbreviated new drug application (ANDA) for all six strengths of generic Cardizem® LA, for which we believe we are also entitled to 180 days of market exclusivity.”
Mr. Rice continued, “In the first quarter of 2005, we sold and licensed certain rights to our former Fortamet and Altoprev brand products and entered into a manufacturing and supply agreement with First Horizon Pharmaceutical Corporation. In 2005, in our contract services business, we continued the development of the combination product consisting of Takeda’s Actos® and our approved 505(b)(2) new drug application (NDA) extended-release metformin. Takeda recently won its patent infringement lawsuit against generic competitors related to a patent that protects the Actos active ingredient until 2011. In 2006, we look forward to Takeda filing its NDA for the combination product and look forward to the product approval and launch in 2007.”
“During the 2005 Quarter, we reassessed the estimated fair value of our North Carolina facility based on current market conditions, including an independent appraisal, resulting in a $10.0 million impairment charge to cost of goods sold.”
Mr. Rice concluded, “Earlier this week, we announced the signing of a definitive merger agreement providing for the acquisition of Andrx by Watson Pharmaceuticals, Inc. Our Board of Directors and management team believe this offer ascribes significant value to our manufacturing, R&D, controlled-release technologies, distribution network and employees, while providing excellent value to our shareholders. The combination of Andrx’s and Watson’s complementary assets and capabilities will create a unique global player in the specialty pharmaceutical industry.”
Highlights for Fourth Quarter 2005
On a quarterly sequential basis, distributed products revenue decreased by 5.0% to $155.5 million in the 2005 Quarter from $163.6 million for the 2005 third quarter. Affecting the comparison to the 2005 third quarter, among other things, is our previously announced discontinuation in the 2005 third quarter of sales to Internet pharmacies and certain pain clinics which generated $7.2 million in revenues in the 2005 third quarter and no revenue in the 2005 Quarter. In the 2005 Quarter, gross margin on distributed products was 20.8% compared to 20.3 % for the 2005 third quarter. In the 2005 Quarter, distributed products revenues decreased from $181.4 million for the three months ended December 31, 2004 (2004 Quarter), due to overall price declines common to generic products, the discontinuation of the distribution of certain brand products and sales to Internet pharmacies and certain pain clinics, and lower cold and flu vaccine sales, partially offset by our participation in the distribution of new generic product launches.
After the disposition of our brand business in March 2005 through a sales and licensing transaction with First Horizon, Andrx products revenues exclude Altoprev® and Fortamet®. Our participation in the performance of these brand products is now included in licensing, royalties and other revenues. Sales of these products were $18.2 million in the 2004 Quarter. Andrx product sales for the 2005 Quarter include generic controlled-release, immediate-release and oral contraceptive products, and other products, which include our Entex® and Anexsia® product lines previously reflected in Andrx brand product revenues. Excluding net sales of Altoprev and Fortamet for the 2004 Quarter, Andrx products revenues decreased to $73.9 million in the 2005 Quarter, compared to $84.4 million in the 2004 Quarter. The decline is primarily due to decreased revenues from our generic versions of Glucophage®, Glucotrol XL®, supplied by Pfizer, OTC Claritin-D® 24 and Tiazac®, and decreased revenues from our Entex product line, partially offset by an increase in sales of generic Paxil®, supplied by Genpharm. Our generic business did not launch any products during the 2005 Quarter. On a quarterly sequential basis, revenues from Andrx products increased by 3.4% from $71.5 million for the 2005 third quarter, primarily due to increases from our generic version of Paxil and its sales to a new customer. Excluding gross profit from Altoprev and Fortamet, Andrx products generated $9.6 million of gross profit with a gross margin of 12.9% in the 2005 Quarter, compared to $28.0 million of gross profit with a gross margin of 33.1% in the 2004 Quarter. The $18.4 million decrease in gross profit resulted primarily from increased other charges to cost of goods sold, including the $10.0 million impairment charge related to our North Carolina facility and increased charges related to pre-launch inventories, as well as reductions in revenues and a decrease in our profit share from Perrigo’s sales of our OTC Claritin products due to additional competition, partially offset by a $2.1 million reduction in cost of goods sold in the 2005 Quarter as a result of the amount earned upon a supplier’s failure to deliver generic Glucotrol XL 2.5mg in accordance with our supply agreement. In the 2005 Quarter, we recorded charges directly to cost of goods sold of $6.1 million related to pre-launch inventories, including $5.6 million related to our generic version of Biaxin XL in connection with the aging of product that may be short-dated by the date we anticipate our product will likely be sold due to the preliminary injunction referred to above.
In the 2005 Quarter, licensing, royalties and other revenues increased to $15.6 million, compared to $6.8 million in the 2004 Quarter primarily due to revenues from First Horizon related to our former brand products, which commenced in April 2005. On a quarterly sequential basis, licensing, royalties and other revenues decreased by $6.3 million from $21.9 million for the 2005 third quarter mainly due to the inclusion in the 2005 third quarter of $3.9 million of revenue upon the reversal of sales allowances previously recorded related to our agreements for generic versions of Wellbutrin SR® 150mg and Zyban® and decreased revenues from First Horizon.
Selling, general and administrative expenses (SG&A) were $32.4 million for the 2005 Quarter, or 13.2% of total revenues, compared to $53.2 million, or 18.3% of total revenues for the 2004 Quarter. Excluding the brand business segment, SG&A expenses were $34.0 million for the 2004 Quarter. On a comparable quarterly sequential basis, SG&A expenses decreased by $11.7 million from $44.7 million for the 2005 third quarter, primarily due to costs of $9.3 million in the 2005 third quarter associated with the separation agreement with our former Executive Vice President, General Counsel and Secretary, $7.0 million of which was a non-cash charge.
Research and development expenses (R&D) were $9.4 million in the 2005 Quarter, compared to $8.6 million in the 2004 Quarter. On a quarterly sequential basis, R&D decreased from $10.3 million for the 2005 third quarter. We anticipate that R&D for 2006 will total approximately $50 million, which will include our internal R&D efforts focusing primarily on the development of primarily controlled-release products, supporting our contract services business and external R&D costs in connection with agreements we reach with third parties relating to the development of immediate-release products, such as our agreement with InvaGen.
For the 2005 Quarter, we recorded a provision for income taxes of 37.4%. We believe that our effective tax rate for 2006 will be approximately 38%, subject to the completion of the IRS’ audits of our 1999 through 2002 tax returns. We also anticipate that we will begin to make income tax payments in 2006.
As of December 31, 2005, we had $405 million in cash, cash equivalents and total investments available for sale, and $491 million of working capital. Deferred revenues were $99 million, primarily related to cash received from our transactions with Takeda and First Horizon.
Capital expenditures were $7.4 million in the 2005 Quarter compared to $15.1 million for the 2004 Quarter, and $8.5 million for the 2005 third quarter. For 2005, capital expenditures were $29.0 million compared to $88.3 million for 2004. Capital expenditures for 2006 are currently estimated to be approximately $47 million.
Webcast
Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on March 17, 2006 at 8:00 am Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.

About Andrx Corporation
     We are a pharmaceutical company that:
•	develops and commercializes generic versions of primarily controlled-release pharmaceutical products, as well as oral contraceptives and selective immediate-release products;

•	distributes pharmaceutical products, primarily generics, which have been commercialized by others, as well as our own, primarily to independent and chain pharmacies and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, which sanctions, if any, Food and Drug Administration (FDA) may seek in connection with its decision to place us in Official Action Indicated (OAI) status or after any current or future inspections, including without limitation sanctions relating to any failure to comply with current Good Manufacturing Practices (cGMP) requirements and if and when the “hold” on our Abbreviated New Drug Application (ANDA) approvals will be lifted; business interruption due to hurricanes or other events outside of our control; our dependence on a relatively small number of products; the timing and scope of patents issued to our competitors; the timing and outcome of patent, class action and other litigation and future product launches; the submission of Citizen Petitions; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; whether we will forfeit our, or our partner’s, exclusivity or whether that exclusivity will expire before we enjoy a full 180-days of exclusivity; whether additional charges related to pre-launch inventory will be required; government regulation generally; competition; manufacturing capacities; our ability to develop and successfully commercialize new products; active pharmaceutical ingredients (API) issues; the loss of revenues and profits from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; our ability to meet the supply and manufacturing requirements of the First Horizon Pharmaceutical Corporation, L. Perrigo Company, Takeda Chemical Industries, Ltd. or Teva Pharmaceuticals USA agreements; the consolidation or loss of customers; our relationship with our suppliers; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient finished goods for distribution, supplies and/or API from key suppliers; the impact of sales allowances; product liability claims; rising costs and limited availability of product liability and other insurance; management changes and the potential loss of key personnel; failure to comply with environmental laws; the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals; our ability to commercialize all of our pre-launch inventory; and the completion of our merger with Watson Pharmaceuticals, Inc. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed herein or detailed from time to time in our Annual Report on Form 10-K for the year ended December 31, 2005, or in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, and in our other SEC filings.
Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.
Additional Information and Where to Find It
This press release may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF ANDRX ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Andrx. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Andrx with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the company’s other filings with the SEC may also be obtained from the company. Free copies of Andrx’s filings may be obtained by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations.
Participants in Solicitation
Andrx and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available in Andrx’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 19, 2005. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.
This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contact:	Angelo C. Malahias, President and Chief Financial Officer Tel: 954-382-7600

Andrx Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)
Revenues:
Distributed products	$155,501	$181,367	$667,662	$676,312
Andrx products	73,909	102,470	316,134	421,763
Licensing, royalties and other	15,565	6,810	58,229	47,749

Total revenues	244,975	290,647	1,042,025	1,145,824

Operating expenses:
Cost of goods sold	194,494	208,894	781,217	799,714
Selling, general and administrative	32,399	53,162	180,462	209,003
Research and development	9,445	8,612	44,456	41,242
Goodwill Impairment Charge	—	—	26,316	—
Litigation Settlements and other charges	—	—	—	7,800

Total operating expenses	236,338	270,668	1,032,451	1,057,759

Income from operations	8,637	19,979	9,574	88,065
Other income (expense):
Equity in earnings of joint ventures	665	951	3,289	4,504
Interest income	3,901	1,402	11,127	4,060
Interest expense	(1)	(700)	(1,936)	(2,567)
Write-off of unamortized issuance costs upon termination of credit facility	—	—	(1,160)	—

Income before income taxes	13,202	21,632	20,894	94,062
Provision (benefit) for income taxes	4,941	880	(41,572)	28,403

Net income	$8,261	$20,752	$62,466	$65,659

Earnings per share:
Basic	$0.11	$0.28	$0.85	$0.90

Diluted	$0.11	$0.28	$0.85	$0.89

Weighted average shares of common stock outstanding:
Basic	73,500	72,889	73,271	72,740

Diluted	73,663	73,378	73,640	73,530

Andrx Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$34,066	$42,290
Short-term investments available-for-sale, at market value	247,957	44,815
Accounts receivable, net of allowance for doubtful accounts of $3,624 and $4,703 at September 30, 2005 and December 31, 2004, respectively	148,186	124,926
Inventories	235,040	197,304
Deferred income tax assets	70,926	57,883
Assets held for sale	—	49,120
Prepaid and other current assets	15,152	23,502

Total current assets	751,327	539,840

Long-term investments available-for-sale, at market value	123,105	122,962
Property, plant and equipment, net	274,051	284,105
Goodwill	7,665	7,665
Other intangible assets, net	4,590	7,106
Other assets	10,178	8,936

Total assets	$1,170,916	$970,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$169,664	$105,715
Accrued expenses and other liabilities	91,146	117,070
Liabilities held for sale	—	3,489

Total current liabilities	260,810	226,274

Deferred income tax liabilities	33,702	34,605
Deferred revenue	99,494	10,974

Total liabilities	394,006	271,853

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock; $0.001 par value, 1,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value, 200,000 shares authorized; 73,567 and 72,924 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	74	73
Additional paid-in capital	532,376	507,934
Restricted stock units, net	(14,634)	(6,471)
Retained earnings	260,340	197,874
Accumulated other comprehensive loss, net of income tax benefit	(1,246)	(649)

Total stockholders’ equity	776,910	698,761

Total liabilities and stockholders’ equity	$1,170,916	$970,614

Andrx Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	December 31,
	2005	2004
Cash flows from operating activities:
Net income	$62,466	$65,659
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,530	34,568
Provision for (recoveries of) doubtful accounts	657	(273)
Non-cash impairment charges	38,203	18,472
Non-cash compensation expense related to stock options	7,048	—
Write-off of unamortized issuance costs upon termination of credit facility	1,160	—
Amortization of restricted stock units, net	3,429	1,539
Amortization of deferred revenue	(6,480)	(105)
Equity in earnings of unconsolidated joint ventures	(3,289)	(4,504)
Deferred income tax provision (benefit)	(11,965)	8,923
Change in liabilities for uncertain tax positions	(32,802)	17,802
Income tax benefit on exercises of stock options and restricted stock units	1,756	2,455
Changes in operating assets and liabilities:
Accounts receivable	(23,917)	106
Inventories	(23,155)	(1,975)
Prepaid and other current assets	1,314	13,440
Other assets	181	2,622
Income tax refund (payment)	(5,979)	639
Accounts payable	63,949	(43,228)
Accrued expenses and other liabilities	6,616	(28,276)
Deferred revenue	10,000	—

Net cash provided by operating activities	124,722	87,864

Cash flows from investing activities:
Purchases of total investments available-for-sale	(710,744)	(448,586)
Maturities and sales of total investments available-for-sale	506,512	417,374
Purchases of property, plant and equipment, net	(28,986)	(88,283)
Proceeds from the sale and licensing of certain assets and rights	85,000	—
Distributions from unconsolidated joint ventures	5,206	5,174
Refund of deposit for product rights	10,000	—
Payment for product rights	(4,600)	(5,350)

Net cash used in investing activities	(137,612)	(119,671)

Cash flows from financing activities:
Proceeds from issuances of common stock in connection with exercises of stock options	5,213	6,034
Proceeds from issuances of common stock in connection with the employee stock purchase plan	983	1,465
Principal payments on capital lease obligations	(1,530)	(900)

Net cash provided by financing activities	4,666	6,599

Net increase (decrease) in cash and cash equivalents	(8,224)	(25,208)
Cash and cash equivalents, beginning of year	$42,290	$67,498

Cash and cash equivalents, end of year	$34,066	$42,290

(Continued)

Andrx Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Continued)

	Year Ended
	December 31,
	2005	2004
Supplemental disclosure of cash flow information:
Interest paid	$1,240	$1,660

Income taxes paid (received)	$5,979	$(639)

Supplemental disclosure of non-cash investing and financing activities:
Issuance of restricted stock units, net	$11,592	$249

Adjustment to acquisition of CTEX Pharmaceuticals, Inc.	$(1,609)	$(518)